Exhibit 10.1

Execution Copy

PENTAIR PLC

P.O. Box 471, Sharp Street, Walkden

Manchester, M28 8BU

United Kingdom

September 7, 2015

Mr. Edward P. Garden

Mr. Matthew Peltz

Mr. Brian Baldwin

Trian Fund Management, L.P.

280 Park Avenue, 41st Floor

New York, New York 10017

Dear Ed, Matthew and Brian:

1. (a) Pentair plc (“Pentair” or the “Company”) hereby agrees that (i) (A) at its annual general meeting of shareholders in 2016 or any special meeting of shareholders called by the Company prior to such annual general meeting (each, the “Shareholder Meeting”), Pentair shall submit to its shareholders a resolution to amend Section 71 of Pentair’s articles of association to increase the maximum size of the board of directors of Pentair (the “Board”) by one director to twelve (12) directors (the “Amendment Resolution”), (B) the Board shall recommend that the shareholders of Pentair vote for the Amendment Resolution, and the Company and the Board shall take any other necessary action to ensure that the Amendment Resolution may be approved by an Ordinary Resolution (as defined in the Articles of Association), (C) the Company shall use its reasonable best efforts (which shall include the solicitation of proxies) to obtain the approval of the Amendment Resolution by the shareholders of the Company (it being understood that such efforts shall not be less than the efforts used by the Company to obtain the election of the directors nominated by the Board for election at the Shareholder Meeting (or, in the case of a special meeting of shareholders, the efforts used by the Company to obtain shareholder approval for any other action recommended by the Board)) and (D) immediately after the Shareholder Meeting, the Board shall (conditional on the passage of the Amendment Resolution) appoint EPG as director to fill the resulting vacancy on the Board and appoint EPG as a member of Pentair’s Compensation Committee (the “Compensation Committee”), with each such appointment becoming effective from and after the date of the Shareholder Meeting, (ii) beginning on or prior to September 21, 2015 (the “Commencement Date”), until the date of the Shareholder Meeting, EPG will have the right, subject to the limitations set forth in paragraph 1(c) of this letter and applicable laws and governmental regulations, to attend (in person or by teleconference or videoconference), and participate in, all meetings of the Board (and all meetings of the Compensation Committee) in a non-voting participant capacity (but EPG’s presence shall not be counted towards the quorum of the Board or the Compensation Committee) and (iii) beginning on the Commencement Date, until the later of (A) the date of the Shareholder Meeting and (B) if EPG is appointed as director of Pentair on the date of the Shareholder Meeting, the date EPG (or any other employee of Trian Fund Management, L.P. (“Trian”)) is no longer a director of Pentair (such date, the “Termination Date”), either of Matthew Peltz or Brian Baldwin (such individual (who may vary from meeting to meeting and may be determined by Trian in its sole discretion), when acting in his capacity as

Trian Fund Management, L.P.

September 7, 2015

a Board observer of the Company, the “Board Observer”) shall have the right, subject to the limitations set forth in this letter and applicable laws and governmental regulations, to attend (in person or by teleconference or videoconference) all meetings of the Board (and all meetings of the Compensation Committee) in a non-voting, non-participating observer capacity (but the Board Observer’s presence shall not be counted towards the Board’s or the Compensation Committee’s quorum); provided, that, in the event that the Board or the Compensation Committee, as applicable, determines to hold an executive session (which EPG shall be entitled to attend regardless of whether he is a director or Board participant at the time) (an “Executive Session”), and the Board or the Compensation Committee, as applicable, (acting reasonably and in good faith) determines that it would not be appropriate for the Board Observer to attend such Executive Session or any portion thereof, the Board Observer shall not have the right to attend, and shall recuse himself from, such Executive Session or portion thereof to the extent requested by the Board or the Compensation Committee, as applicable. To facilitate the appointment of EPG as a Board participant and director, the Board will, simultaneously with the adoption of the resolutions providing for the matters described in clauses (i) through (iii) above (which shall be adopted on the Commencement Date), also adopt certain other enabling resolutions mutually acceptable to Trian and Pentair (the “Facilitating Resolutions”).

(b) The Company shall provide EPG in his capacity as a participant pursuant to clause (ii) of paragraph 1(a) of this letter and, until the Termination Date, the Board Observer, with (x) notice of all meetings of the Board and the Compensation Committee, including notice of time and place of any such meetings, (y) all written materials or other correspondence delivered to the members of the Board or the Compensation Committee, as the case may be, for consideration at such meetings or any other purpose, and (z) all proposed written consent actions provided to the Board or the Compensation Committee, as the case may be, in each case, at the same time and in the same manner such notice and information is delivered to the members of the Board; provided, that the failure to provide or make available one or more items described in this paragraph 1(b) shall not affect the validity of any action taken by the Board or the Compensation Committee.

(c) Notwithstanding the foregoing, as long as EPG participates in Board meetings in a participant capacity pursuant to clause (ii) of paragraph 1(a) of this letter, (A) the Company shall have the right to withhold any notice or information from EPG or the Board Observer and to exclude EPG or the Board Observer from any meeting of the Board or the Compensation Committee or any portion thereof to the extent access to such information or attendance at such meeting or any portion thereof could reasonably be expected to remove the attorney-client privilege between the Company and its counsel; and (B) each of EPG and the Board Observer shall be required to recuse himself from any portion of any Board or Compensation Committee meeting if either EPG or the Board Observer would be required to recuse himself from such portion of the meeting under applicable law, governmental regulations or the Company’s policies and procedures if he had been a director of the Company at the time. Notwithstanding anything in this letter to the contrary, unless otherwise consented to in writing by each of the other parties to this letter, the rights of each of EPG and the Board Observer pursuant to clause (ii) and clause (iii), respectively, of paragraph 1(a) of this letter shall be personal to each of them and shall not be assigned or otherwise transferred by any of them to any other person under any circumstances, and any purported assignment or transfer by any of them

Trian Fund Management, L.P.

September 7, 2015

of their respective rights pursuant to clause (ii) or clause (iii), as applicable, of paragraph 1(a) of this letter shall be null and void ab initio and shall have no effect. For as long as EPG attends Board or Compensation Committee meetings in a participant capacity pursuant to clause (ii) of paragraph 1(a) of this letter, the Company shall reimburse EPG for expenses incurred in connection with his attendance at such meetings to the same extent and in the same manner as it reimburses the directors of the Company. In addition, beginning at such time as EPG becomes a director of the Company pursuant to clause (i) of paragraph 1(a) of this letter, EPG shall be entitled to receive compensation and expense reimbursement to the same extent and in the same manner as the other directors of the Company. The Company acknowledges that EPG may (1) exercise, assign, sell or otherwise transfer (or hold for the benefit of another party) any securities of the Company that he has been or may be granted under the Company’s incentive plans or otherwise as directed by Trian or its designee and (2) assign, convey and deliver to (or hold for the benefit of) Trian or its designee all stock or other property (including, without limitation, cash) received upon such exercise, assignment or sale or other transfer. In addition, the Company confirms that any Pentair securities held by Trian or the investment funds or vehicles that it advises, manages or controls (collectively, the “Trian Funds”) shall be deemed to be held by EPG for purposes of the director stock ownership requirements contained in Pentair’s Corporate Governance Principles and/or any other applicable policies of Pentair. From and after the date of this letter agreement, the Company agrees that EPG shall be covered under the Company’s directors’ and officers’ liability insurance policies for his service as a director and Board participant and each of EPG, Mathew Peltz and Brian Baldwin shall be covered under contractual indemnification agreements for his service as a director, or Board participant or Board observer, as applicable, in each case, to the same extent and in the same manner as the directors of the Company. Except as described above, the Board Observer shall not be entitled to receive any compensation or expense reimbursement from the Company for his attendance at meetings of the Board or the Compensation Committee.

2. Promptly following the execution of this letter, Pentair and Trian will issue a joint press release substantially in the form attached hereto as Exhibit A.

3. (a) You acknowledge that you are sensitive to Pentair’s concerns regarding confidentiality and other regulatory issues, and you agree to restrict yourselves as set forth in this letter in order to address those considerations. To that end, you hereby undertake, except to the extent legally required, to refrain from directly or indirectly communicating or disclosing to anyone confidential or non-public information that you learn in your capacity as a participant or observer in Board or Compensation Committee meetings or as a director of Pentair, as applicable; provided, that you may communicate such information to personnel of Trian and to Trian’s outside legal, tax, insurance and accounting advisors (such personnel of Trian and such advisors, together with such advisory firms, the “Trian Associates”) that need to know such information for purposes of the analysis of Trian’s investment in Pentair and/or a review of the financial and business affairs of the Company on your or Trian’s behalf; provided, further, that Trian shall be (and shall cause the Trian Associates to be) bound by these same confidentiality restrictions applicable to you, with respect to all confidential or non-public information conveyed by you, or by or on behalf of the Company or any of its representatives, to Trian or to any Trian Associates. Trian agrees that it shall be responsible for any breach of this letter by Trian, the Trian Funds and the Trian Associates.

Trian Fund Management, L.P.

September 7, 2015

(b) For purposes of this letter, information shall not be considered confidential or non-public information where: (i) it becomes or was available to the public other than as a result of disclosure by you, Trian or a Trian Associate in breach of this letter; (ii) it was available to you, Trian or a Trian Associate prior to being communicated or disclosed to you, Trian or a Trian Associate by the Company or one of its directors, officers, employees, advisors or representatives (collectively, “Company Agents”), provided that such information is not known by you, Trian or such Trian Associate to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Company; (iii) it is or becomes available to you, Trian or a Trian Associate from a source other than the Company or a Company Agent, provided the source is not known by you, Trian or such Trian Associate to be prohibited from transmitting the information by a confidentiality agreement with the Company or any other contractual, legal or fiduciary obligation of confidentiality to the Company; or (iv) it was independently developed by you, Trian or a Trian Associate without the benefit of confidential or non-public information received from the Company or a Company Agent in connection with your participation in Board or Compensation Committee meetings in a participant or observer capacity or service as a director, as applicable.

(c) In the event you, Trian or a Trian Associate (each, a “Receiving Party”) receives a request or is required by legal, judicial or administrative process (including interrogatories, oral questions, court or stock exchange, subpoena, civil investigative demand or similar legal process), or receives a request from a governmental, regulatory or supervisory authority, court or stock exchange to disclose any confidential or non-public information received from the Company or a Company Agent in connection with your participation in Board or Compensation Committee meetings in a participant or observer capacity or service as a director, as applicable, each of you or Trian, as applicable, agree to, as promptly as practicable, to the extent not prohibited by law, to notify the Company of such a requirement or request, so that the Company may seek, at the Company’s expense, an appropriate protective order and/or waive compliance with the terms of this letter. In the event such protective order or other protection is denied and a Receiving Party is nonetheless legally compelled or requested to disclose such information, it may furnish (without any liability under this letter) only that portion of the confidential or non-public information that the Receiving Party’s legal counsel advises is being required and will exercise commercially reasonable efforts to protect the confidentiality of the remaining information. The Receiving Parties shall be entitled to reimbursement of their reasonable out-of-pocket expenses, including reasonable fees and expenses of legal counsel, for any action taken by them in connection with this paragraph 3(c) at the Company’s request.

(d) In addition, each of you and Trian acknowledges, and Trian agrees to advise each Trian Associate who is informed of the matters which are the subject of this letter, that the confidential or non-public information that is subject to the confidentiality provisions herein may constitute material non-public information under applicable U.S. federal and state securities laws, and that the U.S. securities laws prohibit any person who has received from an issuer such material non-public information from purchasing or selling securities of such issuer while in possession of such material non-public information.

Trian Fund Management, L.P.

September 7, 2015

(e) Each of you and Trian agrees that any proprietary information of the Company received from or on behalf of the Company shall remain the property of the Company. None of you, Trian and the Trian Associates shall, by virtue of the Company’s disclosure of, or your, Trian’s or any Trian Associates’ use of, any such proprietary information, acquire any rights with respect thereto, all of which rights (including all intellectual property rights) shall remain exclusively with the Company.

(f) Furthermore, except as otherwise agreed in writing by the Company (whether before or after the date hereof), (i) EPG agrees that, as long as he participates in Board or Compensation Committee meetings in a participant (non-director) capacity, he will comply with the Company’s Insider Trading Policy, Corporate Governance Principles, External Communications and Disclosure Policy, Related-Person Transactions Approval Policy, and, to the extent the Mr. Garden is acting in his capacity as a participant, the Company’s Anti-Bribery Policy, Political Contributions Policy, Procedures Governing Interactions with Government Officials and Third Parties and Code of Business Conduct and Ethics (to the extent that each policy is applicable generally to the Company’s directors and with the understanding that such policies will be applied to EPG on a reasonable and good faith basis and in a manner consistent with the Facilitating Resolutions) and (ii) each of Matthew Peltz and Brian Baldwin agrees that, until the Termination Date, each will comply with the Company’s Insider Trading Policy, External Communications and Disclosure Policy, Related-Person Transactions Approval Policy and, to the extent that Mr. Peltz or Mr. Baldwin is acting in his capacity as a Board Observer, the Company’s Code of Business Conduct and Ethics (insofar as such Code of Business Conduct and Ethics is applicable to Mr. Peltz, Mr. Baldwin or any of their immediate family members that are employed by Trian), Anti-Bribery Policy, Political Contributions Policy, and Procedures Governing Interactions with Government Officials and Third Parties (to the extent that each policy is applicable generally to the Company’s directors and with the understanding that such policies will be applied to each such individual on a reasonable and good faith basis and in a manner consistent with the Facilitating Resolutions) (in each case, as such policies are currently in effect, together with changes to such policies applicable to directors of Pentair generally and applied to you on a reasonable and good faith basis and in a manner consistent with the Facilitating Resolutions). In addition, except as otherwise agreed between Trian and Pentair, Trian will not, and will not permit the Trian Funds to, engage in the purchase or sale of Pentair securities during Pentair trading blackout periods (under the restriction calendar currently in effect, together with any changes to such calendar or unscheduled blackout periods of which you are made aware (in either case imposed on a reasonable and good faith basis)) that are applicable to all directors of Pentair. Pentair agrees to notify EPG and Trian in advance when any trading blackout period begins and ends. Pentair shall not be responsible for compliance by Trian, the Trian Funds, any Trian Associates or you with the securities laws, including regulations relating to insider trading.

4. This letter (except for paragraphs 4-11 hereof) shall terminate eighteen months after the Termination Date; provided, that if the Company breaches any of its obligations under paragraph 1(a) in any material respect, paragraph 3 of this letter shall immediately terminate (except that paragraph 3 shall not terminate pursuant to this proviso if: (i) EPG has already been appointed to the Board pursuant to the terms of paragraph 1(a)(i)(D) or (ii) EPG, Mr. Peltz, Mr. Baldwin or the Receiving Parties are in breach of their obligations under paragraph 3 in any material respect (after being given reasonable notice and an opportunity to cure such breach) at the time of any such alleged breach by the Company of its obligations under paragraph 1(a)).

Trian Fund Management, L.P.

September 7, 2015

5. Each party represents and warrants that (a) it has the power and authority to execute, deliver and carry out the terms and provisions of this letter and to consummate the transactions contemplated hereby and (b) this letter has been duly and validly authorized, executed and delivered by each party, and assuming the due and valid authorization, execution and delivery by the other parties hereto, constitutes a valid and binding agreement of each party and is enforceable against such party in accordance with its terms.

6. All attorneys’ fees, costs and expenses incurred in connection with this letter and, except as otherwise provided herein, all matters related hereto will be paid by the party incurring such fees, costs or expenses.

7. Each of the parties bound by this letter consents and submits to the exclusive jurisdiction of the courts of the State of New York located in the Borough of Manhattan in New York City and the courts of the United States located in the Borough of Manhattan in New York City in the State of New York for the adjudication of any action or legal proceeding relating to or arising out of this letter (and each such person agrees not to commence any action or legal proceeding relating thereto except in any such court). Each of the parties bound by this letter irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties bound by this letter agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such person shall be effective service of process for any such suit, action or proceeding brought against such person in any such court. Each of the parties bound by this letter hereby agrees that a judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such person and may be enforced in any other courts to whose jurisdiction such person is or may be subject by suit upon such judgment.

8. Each party to this letter agrees that money damages would not be a sufficient remedy for any breach of this letter by the other party hereto, and that the non-breaching party shall be entitled to, and the breaching party shall not oppose (on the basis that there is an adequate remedy at law) the granting of, equitable relief, including injunction and specific performance, in the event of any such breach, in addition to all other remedies available to the non-breaching party at law or in equity. The breaching party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy.

9. No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

10. This letter and any dispute arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of New York.

Trian Fund Management, L.P.

September 7, 2015

11. This letter may be modified or amended only by a separate writing signed by the parties hereto expressly so modifying or amending this letter. This letter constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements or understandings that may exist between such parties hereto with respect to the subject matter hereof, except as contemplated by the first sentence of paragraph 3(f) of this letter. This letter shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns, and nothing herein is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this letter. The rights and obligations of any party under this letter may not be transferred without the consent of the other parties hereto, and any transfer in violation of this sentence shall be null and void.

We look forward to working together with you and Trian.

Very truly yours,

PENTAIR PLC

By:	/s/ Angela D. Lageson
	Name:	Angela D. Lageson
	Title:	Senior Vice President, General Counsel and Secretary

AGREED TO AND ACCEPTED
AS OF THE DATE FIRST WRITTEN ABOVE

/s/ Edward P. Garden
EDWARD P. GARDEN

/s/ Matthew Peltz
MATTHEW PELTZ

/s/ Brian Baldwin
BRIAN BALDWIN

TRIAN FUND MANAGEMENT, L.P.

By:	Trian Fund Management GP, LLC,
its general partner

By:	/s/ Edward P. Garden
	Name:	Edward P. Garden
	Title:	Member

Exhibit A

Press Release

PENTAIR TO PROPOSE EXPANSION OF ITS BOARD TO INCLUDE TRIAN’S ED GARDEN

Garden to be Appointed to Board upon Shareholder Approval

Manchester, United Kingdom – September 8, 2015 – Pentair plc (NYSE: PNR) today announced that it will recommend to its shareholders that they approve a resolution at its 2016 annual general meeting of shareholders to increase the size of its Board by one director and will appoint Ed Garden, Chief Investment Officer and a Founding Partner of Trian, to the Pentair Board to fill the resulting vacancy. With the addition of Mr. Garden, Pentair’s Board will have 12 directors, 11 of whom are independent. In the interim period prior to the 2016 annual general meeting of shareholders, Mr. Garden will be able to attend and participate in all meetings of Pentair’s Board in a non-voting capacity. The move follows a series of collaborative discussions between Pentair and Trian, one of Pentair’s largest shareholders with a 7.2% ownership position.

“We have maintained an active and constructive dialogue with Trian regarding our common goal of increasing shareholder value, as we do with all of our shareholders” said Randall J. Hogan, Pentair’s Chairman and CEO. “We believe the addition of Ed to our board would bring a shareholder’s perspective and we look forward to benefiting from his insights and Trian’s strong analytical work. Pentair remains focused on driving productivity and identifying strategic opportunities to position our portfolio for long-term growth.”

Garden added: “Pentair has created significant shareholder value over the past 14 years since Randy Hogan became CEO and has the potential to generate significant additional value for its shareholders in the years ahead. As one of Pentair’s largest shareholders, Trian looks forward to continuing to work with Pentair to further improve the company’s performance through increased organic revenue growth, margin enhancement, and accretive acquisitions.”

Upon his appointment to the Pentair Board, Garden will join the Compensation Committee of Pentair’s Board.

Ed Garden Biography

Mr. Garden is Chief Investment Officer and a Founding Partner of Trian. Mr. Garden oversees Trian’s portfolio management, idea generation, analyses and due diligence activities. Mr. Garden is currently a director of The Wendy’s Company and The Bank of New York Mellon Corporation. Mr. Garden previously served as a director of Family Dollar Stores, Inc. from September 2011 to July 2015.

About Pentair plc

Pentair plc (www.pentair.com) delivers industry-leading products, services and solutions for its customers’ diverse needs in water and other fluids, thermal management and equipment protection. With 2014 revenues of $7.0 billion, Pentair employs approximately 30,000 people worldwide.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Peter May and Ed Garden, Trian seeks to invest in high quality but undervalued public companies and to work constructively with the management and boards of those companies to significantly enhance shareholder value for all shareholders through a combination of improved operational execution, strategic re-direction, more efficient capital allocation and increased focus.

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Contacts:

Pentair plc Media Relations

Rebecca Osborn

763-656-5580

rebecca.osborn@pentair.com

Pentair plc Investors

Jim Lucas

763-656-5575

jim.lucas@pentair.com

Trian Media/Investors

Anne Tarbell

212-451-3030

atarbell@trianpartners.com

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